EXHIBIT 10.4
LIVANOVA PLC
2015 INCENTIVE AWARD SUB-PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

LivaNova PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), pursuant to its 2015 Incentive Award Plan (including where relevant the Sub-Plan for UK Participants and/or the Sub-Plan for France), as amended from time to time (the “Sub-Plan”), hereby grants to the holder listed below (“Participant”) the number of Performance Stock Units (the “PSUs”) set forth below. The PSUs are subject to the terms and conditions set forth in this Performance Stock Unit Grant Notice (the “Grant Notice”) and the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), the Sub-Plan (including or as replaced by any local sub-plan referred to in the Foreign Appendix) and the special provisions for Participant’s country of residence, if any, attached here as Exhibit B (the “Foreign Appendix”) each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in (or by reference in) the Sub-Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:	[__________________]
Grant Date:	March 15, 2018
Number of PSUs:		[___________]
Vesting Schedule:
Subject to Section 2.2 of the Agreement, the PSUs will vest as follows:

100% of PSUs shall vest or lapse on the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020 based on the rank of the Company’s total shareholder return for the three-year period ending December 31, 2020 relative to the total shareholder return of a peer group of companies, as determined by the Plan Administrator, with the number of the Company’s ordinary shares delivered being determined by reference to the table below, applying linear interpolation between the specified levels.

	LivaNova rTSR Percentile Rank	Percent Funding Of Award
	≥90th	200%
	80th	150%
	50th	100%
	30th	40%
	<30th	—%
By clicking the “ACCEPT” button, the Participant and the Company agree to be bound by the terms and conditions of the Sub-Plan, the Agreement, the Foreign Appendix, if applicable, and this Grant

Notice all of which the Participant can access through a link from the Grant Notice. The Participant has reviewed the Sub-Plan, the Agreement, the Foreign Appendix, if applicable, and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to electronically signing the Grant Notice and fully understands all provisions of this Grant Notice, the Agreement, the Foreign Appendix, if applicable, and the Sub-Plan. Shares subject to PSUs that become vested will be distributed in accordance with the Agreement (including, without limitation, Section 2.3 of the Agreement). The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Sub-Plan, this Grant Notice, the Foreign Appendix, if applicable or the Agreement.
By clicking "ACCEPT" you confirm that you understand and agree to be bound by the provisions below. This will apply where the Company elects that any tax liability arising in respect of your PSUs shall be satisfied pursuant to Section 2.5(a)(v).
I understand that by clicking ‘Accept,’ I am instructing Merrill Lynch to execute my order to sell shares of LivaNova plc common stock at market price to obtain cash for payment of any withholding taxes due as a result of the vesting or payment of my performance stock unit (“PSU”) equity award(s) (“Tax”), including any previously vested PSU awards that are currently pending settlement (1) or outstanding unvested PSU awards (2). This instruction will only be valid for my limited purpose brokerage account at Merrill Lynch and will not be valid for any other broker dealer. Merrill Lynch will sell an amount of shares on the next trading day after the vest or payment date of my PSU equity award(s) based on dividing the sum of the Tax and estimated sales commissions and fees, plus 2% to help ensure that enough shares are sold to cover the Tax (i.e., [Tax + commissions + fees] x 1.02) by the closing share price on the trading day prior to the sale date. If the initial sale does not result in sufficient cash to pay my Tax, Merrill Lynch will sell additional shares at market price based on dividing the sum of the residual unpaid Tax and estimated commissions and fees, plus 6% to ensure that enough shares are sold to cover the Tax (i.e., [residual unpaid Tax + commissions + fees] x 1.06) by the then current market price. Any residual cash after payment of the Tax, commissions and fees will be deposited into my Merrill Lynch brokerage account.
Merrill Lynch may execute my order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate my order with other orders for other sellers of LivaNova plc securities, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller. I understand that this instruction will not be accepted by Merrill Lynch and my order will not be executed until I open my limited purpose brokerage account. I also understand that this order will be executed in my limited purpose account and will be subject to the terms and conditions that I agree to for that account. The current terms and conditions of the limited purpose account can be found on Benefits Online®.
I permit Merrill Lynch to discuss with and disclose to LivaNova plc any information relating to my account for the purposes of this transaction.
You must also check your W-9 or W-8 tax certification(3) to confirm it will be in effect on the sale date(s).

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(1)You can view previously vested awards that are currently pending settlement by accessing the Pending Activity page located within the Grant Information Dropdown on Benefits Online®.
(2)You can view outstanding unvested awards by accessing the Grant Detail page which is accessible when viewing additional details of an award from the Grant Summary page on Benefits Online®.
(3) You can view the current status of your W-9 or W-8 by accessing the Participant/Tax Profile page located within the Individual/Plan Information Dropdown on Benefits Online®.

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EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of PSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Sub-Plan or the Grant Notice.
1.2    Incorporation of Terms of Sub-Plan and Foreign Appendix. The PSUs and the Shares issued to Participant hereunder are subject to the terms and conditions set forth in this Agreement, the Sub-Plan and the Foreign Appendix, if applicable, each of which is incorporated herein by reference. In the event of any inconsistency between the Sub-Plan and/or this Agreement, the terms of the Sub-Plan shall control. In the event of any inconsistency between the Sub-Plan and/or this Agreement with the Foreign Appendix, the terms of the Foreign Appendix shall control.
ARTICLE II.
AWARD OF PERFORMANCE STOCK UNITS AND DIVIDEND EQUIVALENTS
2.1    Award of PSUs and Dividend Equivalents.
(a)    In consideration of Participant’s past and/or continued employment with the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Sub-Plan, this Agreement and the Foreign Appendix, if applicable, subject to adjustment as provided in Section 13 of the Sub-Plan. Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein. However, unless and until the PSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)    The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each PSU granted pursuant to the Grant Notice for all ordinary cash dividends which are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable PSU is distributed or paid to Participant or is forfeited or expires. The Dividend Equivalents for each PSU shall be equal to the amount of cash which is paid as a dividend on one Share. All such Dividend Equivalents shall be credited to Participant and be deemed to be reinvested in additional PSUs as of the date of payment of any such dividend based on the Fair Market Value of a Share on such date. Each additional PSU which results from such deemed reinvestment of Dividend Equivalents granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions which apply to the underlying PSU to which such additional PSU relates.
2.2    Vesting of PSUs and Dividend Equivalents.
(a)    Subject to Participant’s continued employment with the Company or a Subsidiary on each applicable vesting date and subject to the terms of this Agreement, the PSUs shall vest in such amounts and at such times as are set forth in the Grant Notice. Each additional PSU which results from deemed reinvestments of Dividend Equivalents pursuant to Section 2.1(b) hereof shall vest whenever the underlying PSU to which such additional PSU relates vests.
(b)    In the event Participant incurs a Termination of Service, except as may be otherwise provided by Section 2.2(c), the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all PSUs and Dividend Equivalents granted under this Agreement which have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such PSUs and Dividend Equivalents which are not so vested shall lapse and expire.
(c)    In the event a Participant incurs a Termination of Service due to Retirement, the Participant’s PSUs will not be forfeited upon such Retirement, but instead shall vest on the date(s) set out in the Grant Notice (provided all other terms which apply to the PSUs are met).
“Retirement” means a Participant ceasing to be a director or employee of, or consultant to, the Company or a Subsidiary as a result of retirement provided:
(i) the Participant has reached age 55 and has been employed or engaged by the Company or a Subsidiary for at least 10 years with at least 5 consecutive years of such service being immediately prior to the date of Termination of Service; or
(ii) the Participant has attained the age of 62 (unless otherwise agreed with the Compensation Committee) on or before the date of Termination of Service
(d)    In the event of a Change in Control that occurs following the Measure Date, the PSUs, to the extent not forfeited or otherwise vested immediately prior to such Change in Control, shall become fully vested immediately prior to, but subject to the consummation of, such Change in Control, subject to the Participant’s continuous employment with the Company or a Subsidiary through such Change in Control.

2.3    Distribution or Payment of PSUs.
(a)    Participant’s PSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable PSU pursuant to Section 2.2 and the Grant Notice, and, in any event, within sixty (60) days following such vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code). Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of PSUs if it reasonably determines that such payment or distribution will violate Federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A of the Code.
(b)    In the event that the Company determines in its discretion that due to regulatory or administrative needs it will make payment of Participant’s PSUs in cash, the amount of cash payable with respect to each PSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a). All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.
2.4    Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.
2.5    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including income tax, employees’ (and at the discretion of the Company, employer’s) National Insurance contributions, social security contributions and the employee portion of any FICA obligation, or any equivalent taxes in any jurisdiction) required by law to be withheld, paid or otherwise arising with respect to any taxable event arising pursuant to this Agreement, including the grant or vesting of any PSUs, the settlement of the PSUs on vesting in either Shares or cash and the sale of any of the Shares (any a “Tax Liability”). The Company and its

Subsidiaries may withhold or Participant may make such payment in one or more of the forms specified below:
(i)    by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;
(ii)    by the deduction of such amount from other compensation payable to Participant;
(iii)    with respect to any withholding taxes arising in connection with the distribution of the PSUs, by the Company withholding a net number of vested Shares otherwise issuable pursuant to the PSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the Tax Liability based on the minimum applicable statutory rates for such Tax Liability or such other rate as does not result in adverse accounting consequences for the Company;
(iv)    with respect to any withholding taxes arising in connection with the distribution of the PSUs, with the consent of the Administrator, by tendering to the Company vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the Tax Liability based on the minimum applicable statutory rates for such Tax Liability or such other rate as does not result in adverse accounting consequences for the Company;
(v)    with respect to any withholding taxes arising in connection with the distribution of the PSUs, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the PSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the Tax Liability arises in satisfaction of such Tax Liability; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(vi)    in any combination of the foregoing.
(b)    The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the PSUs to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs, provided that no payment shall be delayed under this Section 2.5(d) if such delay will result in a violation of Section 409A of the Code.
(c)    With respect to any Tax Liability arising in connection with the PSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to

Section 2.5(a)(ii) or Section 2.5(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate.
(d)    In the event any Tax Liability arising in connection with the PSUs will be satisfied under Section 2.5(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those Shares then issuable to Participant pursuant to the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Liability and to remit the proceeds of such sale to the Company or the Subsidiary. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(d), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares in settlement of the PSUs to Participant until the foregoing Tax Liability is satisfied, provided that no payment shall be delayed under this Section 2.5(d) if such delay will result in a violation of Section 409A of the Code.
(e)    Participant is ultimately liable and responsible for and indemnifies the Company and each Subsidiary against all Tax Liability arising in connection with the PSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate any Tax Liability.
2.6    Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Sub-Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, and to adopt such rules for the administration, interpretation and application of the Sub-Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Sub-Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable.
3.2    PSUs Not Transferable. The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the PSUs may be transferred to certain persons or entities related to the Participant, including but not limited to members of Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of Participant’s family or to such other persons or entities as may be expressly approved by the Administrator, pursuant to any such conditions and procedures the Administrator may require.
3.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Sub-Plan, including Section 13 of the Sub-Plan.
3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
3.7    Conformity to Securities Laws. Participant acknowledges that the Sub-Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations and to the extent deemed applicable by the Administrator, the provisions of the Listing Rules of the London Stock Exchange published by the UK

Listing Authority. Notwithstanding anything herein to the contrary, the Sub-Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Sub-Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
3.8    Amendment, Suspension and Termination. To the extent permitted by the Sub-Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided however that, except as may otherwise be provided by the Sub-Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Participant.
3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Sub-Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Sub-Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Sub-Plan, the PSUs (including PSUs which result from the deemed reinvestment of Dividend Equivalents), the Dividend Equivalents, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11    Not a Contract of Employment. Nothing in this Agreement or in the Sub-Plan shall confer upon Participant any right to continue to serve as an employee of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the employment of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant. Neither the Sub-Plan, the Grant Notice, the Foreign Appendix, if applicable, nor this Agreement afford the Participant any rights to compensation or damages, including for loss of or potential loss that the Participant may suffer as a result of the termination of the Sub-Plan, lapse of the PSUs or the termination of the Participant’s employment with the Company. Neither the Sub-Plan, the Grant Notice, this Agreement nor the Foreign Appendix, if applicable, afford the Participant any rights to compensation or damages including for loss or potential loss that the Participant may suffer as a result of the termination of the Sub-Plan, lapse of the PSU or the termination of the Participant’s employment.
3.12    PSUs Not Part of Employment Compensation. The PSUs and the Shares subject to the PSUs are extraordinary items that do not constitute part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or affiliate of the Company. In addition, Participant acknowledges that by electronically signing the Grant Notice and this Agreement that the grant of the Award is at the Company’s sole discretion based on the Sub-Plan, and does not entitle the Participant to further grant(s) of Awards, nor to claim for further grant(s) of Awards, in respect of the Sub-Plan or any other award(s) under any other plan or program maintained by the Company or any Subsidiary.
3.13    Data Protection. By electronically signing the Grant Notice and this Agreement, the Participant acknowledges and agrees that:
(a)    the Company, a Subsidiary or the Participant’s employer are permitted to hold and process personal information (including sensitive personal information) (“Data”) about the Participant as part of their personnel and other business records and may use such information for the purpose of managing and administering the Sub-Plan;
(b)    the Company, a Subsidiary or the Participant’s employer may disclose the Data (as described in (a) above) to third parties in the event that such disclosure is in the Company’s view required for the proper conduct of the Sub-Plan. The Company may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws are less protective than within;
(c)    they may, at any time, review Data, require any necessary amendments to it or withdraw their consent herein by contacting the Company in writing, however, the Participant withdrawing their consent may affect their ability to participate in the Sub-Plan and receive the benefits intended pursuant to the Grant Notice and this Agreement;
(d)    Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Sub-Plan and any subsequent claims or rights; and
(e)    this section applies to any information held, used or disclosed in any medium.
3.14    Entire Agreement. The Sub-Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company, the Subsidiaries and Participant with respect to the subject matter hereof.
3.15    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Sub-Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Sub-Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding anything herein to the contrary, no provision of the Sub-Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Participant or any other person to the Company or any of its Subsidiaries, employees or agents.
3.16    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
3.17    Limitation on Participant’s Rights. Participation in the Sub-Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Sub-Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive Shares or cash as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms hereof.
3.18    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
3.19    Special Provisions for PSUs Granted to Participants Outside the U.S. If Participant performs services for the Company or any Subsidiary outside of the United States, the PSUs shall be subject to the special provisions, if any, for Participant’s country of residence, as set forth in the Foreign Appendix.
(a)    If Participant relocates to one of the countries included in the Foreign Appendix during the life of this Award, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Sub-Plan.
(b)    The Company reserves the right to impose other requirements on this Award and any Shares received upon settlement of the PSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Sub-Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
3.20    Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.5(a)(iii) or Section 2.5(d): (A) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such Shares may be sold as part of a block trade with other participants in the Sub-Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
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EXHIBIT B

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
SPECIAL PROVISIONS FOR PERFORMANCE STOCK UNITS
GRANTED TO PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the PSU Agreement (the “Agreement”) and the Sub-Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement or the Sub-Plan, these terms and conditions shall prevail. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Sub-Plan or the Agreement, if applicable.
This Foreign Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Sub-Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as at May 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Sub-Plan because the information may be out of date at the time the PSUs are settled or any Shares acquired under the Sub-Plan are sold.
In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.
AUSTRALIA
A copy of the Sub-Plan is enclosed with this Grant Notice and Agreement.
The Sub-Plan, the Agreement and this Grant Notice do not constitute financial advice
Any advice given by the Company in relation to the Grant Notice, the Agreement, the Sub-Plan, the PSUs or the Shares does not constitute financial advice and does not take into account your objectives, financial situation and needs. In considering the PSUs and the amount of cash and/or Shares that you will receive on vesting of the PSUs, you should consider the risk factors that could affect the performance of the Company and the value of PSUs and Shares, which value can increase or decrease from time to time, and the amount of any Tax Liability.

You should carefully consider these risks in light of your investment objectives, financial situation and particular needs (including financial and tax issues). You should seek professional guidance from your stockbroker, solicitor, accountant, financial adviser or other independent professional adviser before deciding whether to acquire PSUs or Shares.
How to calculate values in Australian dollars
Your PSUs will vest in accordance with the Grant Notice and the Agreement (which require certain conditions to be met) and are subject to a four year graded vesting schedule. The PSUs may result in Shares or cash being given to you, in accordance with the Grant Notice.
You will not be required to pay any amount for the PSUs or any Shares that will be issued to you upon vesting. However the amount of cash or number of Shares you receive will depend on the market price of Shares at the time and the amount of any Tax Liability in connection with the grant and vesting of the PSUs and the issue of any Shares.
You can ascertain the market price of a Share in the Company in United States Dollars (“USD”) from time to time by visiting either:

•	the Company’s website (http://www.livanova.com/investor-relations/stock-information); or

•	the NASDAQ website (http://www.nasdaq.com/symbol/livn).
To determine the market value of a Share in Australian Dollars (“AUD”), you will need to apply the prevailing USD : AUD exchange rate. For example, if the exchange rate is 1 USD : 1.5 AUD, and one share of Common Stock has a value of USD $1 on the NASDAQ, its equivalent value will be AUD $1.50.
CANADA
Unless otherwise determined by the Administrator, Participant’s PSUs shall only be distributed in Shares (either in book-entry form or otherwise), and no portion of the Participant’s PSUs shall be payable to the Participant in cash.
CHINA
Unless otherwise determined by the Administrator, Participant’s PSUs shall only be settled in cash, and no portion of the Participant’s PSUs shall be distributed in Shares.
FRANCE
If the Participant is employed by a French subsidiary of the Group, the terms and conditions provided in the French Sub-Plan will apply, in addition to the terms set out below. References in the Agreement to “Sub-Plan” shall be references to the “French Sub-Plan” and references in the Agreement to Performance Stock Units (PSU) shall be references to Restricted Stock Units (RSU) per the French Sub-Plan

Participant’s PSUs shall only be distributed in Shares (either in book-entry form or otherwise), and no portion of the Participant’s PSUs shall be payable to the Participant in cash. Participant cannot benefit from any Dividend Equivalent provided for under Sections 2.1 and 2.2 of the Agreement.
The following paragraph is inserted at Section 2.7 of the Agreement
2.7.    Holding Period:

(a)
In accordance with section 6 of the French Sub-Plan, Shares delivered to the Participant prior to the end of the second anniversary of the Grant Date cannot be transferred prior to the first anniversary of their Delivery Date (i.e., the “Holding Period”) (as such terms are defined in the French Sub-Plan).

(b)
In the event that the Participant does not comply with section 2.7(a) of the Agreement, the Participant will only be responsible for reimbursing the French Subsidiary for any tax liability which is has or will incur as a result of such non-compliance, excluding for the avoidance of doubt any employer social security contributions. The Participant agrees to indemnify and keep indemnified the French Subsidiary in respect of such a tax liability.

(c)
If the Participant wishes to transfer Shares during the Holding Period, the Participant must give written notice of the proposed transfer to [the Company] as soon as reasonably practicable, and in any event at least 3 business days in advance of the proposed transfer.

(d)
The Participant acknowledges that if the Participant wishes to sell Shares during the Holding Period, such sale will be undertaken by Merrill Lynch through the Participant’s limited purpose brokerage account at Merrill Lynch and will not be valid for any other broker dealer. The Participant acknowledges that such sale will be subject to sales commission and fees, which will be deducted from the sale proceeds and the residual balance will be deposited in the Participant’s Merrill Lynch brokerage account.

(e)
The Participant acknowledges that Merrill Lynch may execute such order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate the order with other orders for other sellers of LivaNova plc securities, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller. The Participant further acknowledges that the sale instruction will not be accepted by Merrill Lynch and the order will not be executed until the Participant opens a limited purpose brokerage account. The Participant acknowledges that the order will be executed in their limited purpose account and will be subject to the terms and conditions that they agree to for that account. The current terms and conditions of the limited purpose account can be found on Benefits Online®.

(f)	The Participant agrees that Merrill Lynch may discuss with and disclose to LivaNova plc any information relating to their account for the purposes of any sale transaction.

Section 3.13 shall be deleted in its entirety and replaced by the following:
Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal “Data” (as defined below) by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Sub-Plan. Participant understands that the Company holds certain personal information about Participant: Participant’s name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Sub-Plan (“Data”). Participant understands that Data will be transferred to such stock plan service providers as may be selected by the Company which are assisting the Company with the implementation, administration and management of the Sub-Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere (and, if Participant is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Sub-Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Sub-Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Sub-Plan. The Company may also make the Data available to public authorities where required under locally applicable law. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing consent may affect Participant’s ability to participate in the Sub-Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative. This Section applies to information held, used or disclosed in any medium.

GERMANY
Definition of “Tax Liability” in Section 2.5:
For the avoidance of doubt, the definition of “Tax Liability” shall only include the employee portions of the social security contributions.
The following sentence is inserted at Section 3.1 of the Agreement
For the avoidance of doubt, the Administrator’s decisions and interpretations shall be subject to reasonable discretion.
The heading of Section 3.12 shall be supplemented and read as follows:
Section 3.12 PSUs Not Part of Employment Compensation, No Legal Claim to Grant(s).

Section 3.13 shall be deleted in its entirety and replaced by the following:
Section 3.13 Consent to Personal Data Processing and Transfer.
By signing these terms and conditions, Participant acknowledges and agrees that:
(a)    the Company and the Participant’s employer may collect, store, process and use certain personal data of Participant and may further transfer them to Cyberonics, Inc., a wholly-owned subsidiary of LivaNova PLC, located at 100 Cyberonics Blvd, Houston, TX 77058, U.S.A., and Certent, Inc., the Company’s equity compensation management vendor, located at 1548 Eureka Rd., Suite 100, Roseville, CA 95661, U.S.A., and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a wholly-owned subsidiary of Bank of America Corporation, the Company’s broker for equity compensation management and transactions, located at World Financial Center, 220 Vesey Street, New York, NY 10281 for the exclusive purpose of implementing, administering, managing and accounting Participant’s participation in the Sub-Plan;
(b)    personal data of Participant are: first name/s and last name, birth date, gender, family status, home address, job title, working location, e-mail addresses and phone numbers, social security and tax numbers, tax class, cash compensation and equity award compensation (the “Data”);
(c)    this section applies to any Data held, used or disclosed in any medium;
(d)    the Data will be transferred to the locations listed in subparagraph (a) above, and locations outside of the European Economic Area who provide for a lesser level of data protection than locations within;
(e)    Data will only be held as long as necessary to implement, administer, manage and account Participant’s participation in the Sub-Plan and any subsequent claims or rights;
(f)     the consent to the personal data processing as described in this Section 3.13 is entirely voluntary and can be withdrawn at any time; Participant is advised, however, that missing consent in written form may affect his ability to participate in the Sub-Plan and receive benefits intended pursuant to the Grant Notice, the Agreement and the Foreign Appendix.
Name of Participant:     ___________________________
Place/Date: _____________________________________
Participant’s Signature: ___________________________

UNITED KINGDOM
The following paragraph is inserted as Section 2.5 (f) of the Agreement
Loan. The Participant agrees that if the Participant does not pay his/her employer or the Company does not withhold from the Participant the full amount of any Tax Liability within ninety (90) days after the end of the tax year in which the Tax Liability occurred, or such other period specified in Section 222 (1)(c) of Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the employer, effective 90 days after the end of the tax year in which the Tax Liability occurred. The Participant agrees that the loan will bear interest at the official rate of HMRC and will be immediately due and repayable by the Participant, and the Company and/or the employer may recover it at any time thereafter by: (a) withholding the funds from salary, bonus or any other funds due to the Participant by the Company or the employer; (b) withholding the Shares issued upon vesting and settlement of the PSUs or from the cash proceeds from the sale of Shares; or (c) demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.